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Exhibit 5.2

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

January 25, 2006

Foundation Coal Holdings, Inc.
999 Corporate Boulevard, Suite 300
Linthicum Heights, MD 21090-2227

Ladies and Gentlemen:

        We have acted as counsel to Foundation Coal Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (File No. 131260, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to an unspecified number of shares of common stock of the Company, par value $0.01 per share (the "Common Stock"). Pursuant to Rule 415 under the Act, 4,154,045 shares (the "Blackstone Shares") of Common Stock may be re-sold by and for the account of certain limited and other partners of each of Blackstone FCH Capital Partners IV L.P. and Blackstone Family Investment Partnership IV-A L.P. pursuant to a supplement to the prospectus (the "Prospectus") contained in the Registration Statement, dated the date hereof and filed by the Company with the Commission pursuant to Rule 424(b) under the Act (the "Blackstone Prospectus Supplement"), and 4,154,045 shares (the "First Reserve Shares," and together with the Blackstone Shares, the "Stockholder Shares") of Common Stock may be re-sold by and for the account of certain limited and other partners of First Reserve Fund IX, L.P. pursuant to a supplement to the Prospectus, dated the date hereof and filed by the Company with the Commission pursuant to Rule 424(b) under the Act (the "First Reserve Prospectus Supplement").

        We have examined the Registration Statement, the Prospectus, the Blackstone Prospectus Supplement, the First Reserve Prospectus Supplement and a form of the share certificate, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to these opinions, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Stockholder Shares are validly issued, fully paid and nonassessable.

        We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement or a post-effective amendment thereto and to the use of our name under the caption "Validity of the Shares" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP Simpson Thacher & Bartlett LLP

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  Exhibit 5.2